Exhibit 99.1

MBIA Inc. Reports 39 Percent Decrease in Nine Months Net Income Per Share;
        Operating Income Per Share Down 2 Percent for the Quarter

    ARMONK, N.Y.--(BUSINESS WIRE)--Oct. 25, 2007--MBIA Inc. (NYSE:
MBI), the holding company for MBIA Insurance Corporation, today reported that net income per share for the first nine months of 2007 was $2.84, compared with $4.67 during the same period of 2006. In the first nine months of 2007, net income was $373.8 million, down 41 percent compared with $638.3 million in the same period last year.

    The decline was due to a pre-tax net loss of $352.4 million, or $1.80 per share, that the Company recorded in the third quarter on financial instruments at fair value ("marked-to-market") and foreign exchange. The loss was a consequence of wider spreads affecting the valuation of the Company's structured credit derivatives portfolio. Compared with the previous quarter, spreads widened significantly on Commercial Mortgage-Backed Securities (CMBS) collateral and on other asset-backed collateral in the Company's structured credit derivatives portfolio. The Company believes that the "mark-to-market" loss does not reflect material credit impairment.

    Operating income per share, a non-GAAP measure (which is defined in the attached Explanation of Non-GAAP Financial Measures), for the first nine months of 2007 was $4.57 compared with $4.50 in 2006. After-tax operating income for the first nine months of 2007 was down 2 percent to $600.7 million from $614.5 million in the same period of 2006. Excluding accelerated income from refunded issues, operating income per share was $4.09, up 4 percent in the first nine months of the year from $3.94 in the same period of 2006.

    For the third quarter of 2007, net loss per share was $0.29 compared with net income per share of $1.59 in the third quarter of 2006. Net loss for the third quarter of 2007 was $36.6 million compared with net income of $217.9 million in the same period last year.

    Operating income per share was $1.52 for the third quarter of 2007, compared with $1.55 for the third quarter of 2006. After-tax operating income for the third quarter of 2007 was down 9 percent to $192.6 million from $212.4 million in the third quarter of 2006. Excluding accelerated income from refunded issues, operating income per share in the third quarter increased to $1.43 from the prior year's third quarter at $1.37.



Diluted earnings per share information
----------------------------------------------------------------------
                                    Three Months       Nine Months
                                 Ended September 30 Ended September 30
                                 ------------------ ------------------

                                     2007      2006     2007      2006
                                 --------- -------- --------- --------
Net income (loss)                  ($0.29) $   1.59 $   2.84  $   4.67
    Income from discontinued
     operations                      0.00      0.01     0.00      0.03
                                 --------- -------- --------- --------
Net income (loss) from
 continuing operations              (0.29)     1.58     2.84      4.64

Net realized gains                   0.00      0.03     0.13      0.10
Net gains (losses) on financial
 instruments at fair value and
 foreign exchange                   (1.80)     0.00    (1.86)     0.05
                                 --------- -------- --------- --------
Operating income                 $   1.52  $   1.55 $   4.57  $   4.50

(Numbers may not add due to
 rounding)


    Gary Dunton, MBIA Chairman and Chief Executive Officer, said, "Spreads widened significantly across the market in the third quarter and caused our insured credit derivatives portfolio to generate a large "mark-to-market" loss, which we do not believe accurately reflects the economics of our business. The "mark-to-market" loss is not an actual loss, nor is it indicative of future claims. We remain comfortable that our insured credit derivatives portfolio will not result in material credit losses. More important, wider spreads contributed to a substantially better pricing environment for our insurance and asset/liability management products. From an Adjusted Direct Premium production standpoint, the third quarter was outstanding - the Company's second best quarter ever and the best quarter for our structured finance business. Pricing was strong across many sectors, and the credit quality of our new business was very high."

    Insurance Operations

    For the first nine months of 2007, Adjusted Direct Premium (ADP), a non-GAAP measure (which is defined in the attached Explanation of Non-GAAP Financial Measures), grew 103 percent to $1,234.5 million from $609.6 million in the same period of 2006. For the third quarter, ADP was $514.2 million, an increase of 145 percent compared with $210.1 million in the third quarter of 2006.



Adjusted Direct Premiums
(dollars in millions)
----------------------------------------------------------------------
                          Three Months              Nine Months
                       Ended September 30       Ended September 30
                     ----------------------- -------------------------
                       2007   2006 % Change      2007   2006 % Change
                     ------ ------ --------- -------- ------ ---------
Global Public
 Finance
       United States $109.6 $ 67.5       62% $  259.1 $189.2       37%
   Non-United States   66.9   31.6      112%    187.7  133.8       40%
                     ------ ------ --------- -------- ------ ---------
               Total  176.5   99.1       78%    446.8  323.0       38%

Global Structured
 Finance
       United States  291.0   73.8      294%    612.5  163.4      275%
   Non-United States   46.7   37.2       26%    175.2  123.2       42%
                     ------ ------ --------- -------- ------ ---------
               Total  337.7  111.0      204%    787.7  286.6      175%

               Total $514.2 $210.1      145% $1,234.5 $609.6      103%


    For the first nine months of the year, MBIA's global public finance production increased 38 percent over the same period in 2006. U.S. public finance was up 37 percent compared with the same period in 2006, and non-U.S. public finance was up 40 percent.

    For the third quarter of 2007, MBIA's global public finance ADP was up 78 percent compared with the same period last year. U.S. production and non-U.S. production were up 62 percent and 112 percent, respectively. Transactions in the utilities and transportation sectors made large contributions to the increase in global public finance production during the third quarter. Financings for two French toll roads, an electric utility in Australia and a second transaction for Comision Federal de Electricidad, a government-owned electric company in Mexico, as well as a large sales tax revenue transaction in Puerto Rico, were among the highest ADP deals for global public finance in the quarter.

    MBIA's global structured finance ADP was up 175 percent for the first nine months of the year. Third quarter production for MBIA's global structured finance was the highest quarterly structured finance ADP production in the Company's history, rising 204 percent compared with the third quarter of 2006. Both volume and pricing contributed to the increase.

    In the third quarter, U.S. structured finance ADP increased 294 percent compared with 2006, and non-U.S. structured finance production was up 26 percent. Several sectors contributed to the increase in global structured finance production, with particularly strong increases from CMBS pools, Collateralized Debt Obligations (CDOs) of investment grade corporate credits, commercial mortgage-backed securities pools and multi-sector CDOs, as well as a whole business securitization, which generated the largest ADP for the quarter.

    Total premiums earned, which include scheduled premiums earned and refunding premiums earned, for the first nine months of the year were essentially level with the same period of 2006, from $635.0 million in 2006 to $634.4 million in 2007. Total premiums earned in the third quarter of 2007 decreased 4 percent to $203.2 million, down from $212.3 million in the same period of 2006. Scheduled premiums earned in the first nine months of 2007 increased 5 percent to $530.5 million from $507.0 million for the first nine months of 2006; and increased by 9 percent to $185.0 million in the third quarter of 2007 from $170.1 million in the third quarter of 2006. Earned premiums from refundings declined 19 percent in the first nine months of the year at $103.9 million compared with $128.0 million in the same period of 2006 and were down 57 percent for the quarter at $18.2 million compared with $42.2 million in the third quarter of 2006.

    In the first nine months of 2007, pre-tax net investment income decreased 2 percent to $437.7 million from $447.9 million in the same period of 2006. Pre-tax net investment income was $145.5 million for the third quarter of 2007, an 11 percent decline from last year's third quarter. The decrease was due to lower average invested assets resulting from $1.0 billion of dividends paid by the insurance company to the holding company from December 2006 through April 2007. In addition, last year's third quarter benefited from interest received from the Northwest Airlines remediation, which contributed $13.4 million to net investment income in the third quarter of 2006.

    MBIA's fees and reimbursements were down 33 percent for the first nine months of 2007 to $19.7 million from $29.2 million during the first nine months of 2006. Fees and reimbursements for the third quarter of 2007 were $4.9 million, down 71 percent compared with $17.0 million for the third quarter of 2006. Last year's third quarter benefited from two large expense reimbursements.

    For the first nine months of the year, total insurance expenses remained level with the same period of 2006, at $273.9 million compared with $274.5 million in the same period of 2006. In the third quarter of 2007, total insurance expenses decreased 9 percent to $88.3 million from $96.8 million in the third quarter of 2006, and is primarily due to lower operating expenses.

    Gross insurance expenses, which are prior to any expense deferrals, were down 3 percent for the first nine months of the year to $183.5 million from $189.0 million for the first nine months of 2006. Gross insurance expenses for the quarter were down 6 percent to $59.4 million from $63.4 million for the same period last year.

    The Company incurred $63.7 million in loss and loss adjustment expenses (LAE) in the first nine months of 2007, a 5 percent increase over the $60.8 million in last year's first nine months, which corresponds to the growth in scheduled premiums earned. The Company incurred $22.2 million in loss and LAE in the third quarter of 2007 compared with $20.4 million for the prior year's third quarter. Loss and LAE incurred is based on the Company's formula of reserving 12 percent of scheduled premiums earned. During the third quarter of 2007, the net effect of MBIA's formula-based loss reserving combined with its case loss reserve activity resulted in a $10.5 million increase to its unallocated loss reserve. The Company's unallocated loss reserve was $213.7 million at September 30, 2007, level with $213.3 million at December 31, 2006.

    The overall credit quality of the insured portfolio remained high with 82 percent of the total book of business rated A or better as of September 30, 2007. The percentage of the portfolio rated below investment grade on an S&P priority basis decreased to 1.4 percent as of September 30, 2007 from 2.2 percent as of September 30, 2006. The largest reduction in the below-investment-grade rated portion of the insured portfolio resulted from the retirement of MBIA's $1.6 billion Eurotunnel exposure.

    MBIA's pre-tax operating income from insurance operations for the first nine months, which excludes the effects of net realized gains and losses and net gains and losses on financial instruments at fair value and foreign exchange, was 2 percent lower at $817.9 million compared with $837.6 million in the same period of 2006. For the third quarter of 2007, pre-tax operating income from insurance operations decreased 11 percent to $265.2 million compared with $296.8 million in the third quarter of 2006.

    Investment Management Services

    For the first nine months of 2007, pre-tax operating income for Investment Management Services was up 8 percent, from $75.4 million to $81.6 million. For the third quarter of 2007, pre-tax operating income increased 20 percent to $30.7 million versus $25.6 million in 2006. The growth in income was due to higher assets under management, primarily attributable to strong growth in the asset/liability products segment. The average market value of assets under management for the first nine months of 2007, including conduit assets of $4.3 billion, was $66.5 billion, up 23 percent from $54.2 billion for same period last year.

    Ending assets under management at September 30, 2007 include $1.8 billion in a structured investment vehicle (SIV) named Hudson-Thames, which MBIA manages in its Advisory Services segment. Hudson-Thames is actively seeking alternative solutions to address its financing needs, given the challenges in the structured finance and asset-backed commercial paper markets. MBIA invested $15.8 million in the capital notes of the Hudson-Thames SIV, which is 12% of the capital notes. MBIA has no obligation to provide liquidity support or credit guarantees to Hudson-Thames.

    Corporate

    For the first nine months of 2007, pre-tax operating losses increased 3 percent to $63.2 million from $61.1 million for the comparable period in 2006. For the third quarter of 2007, pre-tax operating losses for the Corporate segment grew 17 percent to $26.0 million from $22.2 million in the third quarter of 2006. The increased operating loss for the third quarter of 2007 reflects reduced investment income due to a $3.0 million loss attributable to a holding in the Company's alternative investment portfolio. It also reflects a $1.8 million increase in Corporate expenses due to increases in intercompany interest expense and costs allocated from the insurance company to the holding company, partially offset by a reduction in expenses related to the regulatory investigations. For the first nine months of 2007, the Company received $6.4 million in insurance recoveries. The insurance recoveries represent payments under the Company's directors' and officers' insurance policies, which reimbursed MBIA for a portion of the expenses it has incurred for the regulatory investigations and related litigation.

    Gains and Losses

    In the first nine months of 2007, MBIA recorded net realized gains of $27.3 million for all business operations, compared with net realized gains of $20.5 million in the first nine months of 2006. For the third quarter of 2007, MBIA recorded a net realized loss of $0.3 million compared with a net realized gain of $5.4 million for the third quarter of 2006. The year-over-year change was primarily due to customary activity associated with the management of the Company's investment portfolio.

    The Company recorded pre-tax net losses on financial instruments at fair value and foreign exchange of $376.4 million for all business operations in the first nine months of 2007, compared with pre-tax net gains of $10.5 million in the first nine months of 2006. For the third quarter of 2007, pre-tax net losses on financial instruments at fair value and foreign exchange were $352.4 million compared with pre-tax net gains of $1.0 million in the third quarter of 2006.

    Most of the third quarter's $352.4 million loss is attributable to MBIA's insured credit derivatives portfolio. When MBIA writes credit protection in the form of a credit default swap, the Company accounts for the transaction under the requirements of FAS 133, "Accounting for Derivative Instruments and Hedging Activities." Under FAS 133, these transactions must be "marked-to-market" and the change in fair value recorded in the Company's income statement. The majority of these credit default swaps provide guarantees for structured finance transactions with underlying collateral of commercial real estate securities (structured CMBS pools) and CDOs backed by various assets including residential mortgage-backed securities (RMBS), other asset-backed securities, corporate bonds and loans. These transactions are usually underwritten at or beyond a Triple-A shadow rating level. With the recent turbulence in the structured finance markets, MBIA's third quarter "mark-to-market" of its structured credit derivatives portfolio resulted in a $342.1 million pre-tax loss. The drivers were significant increases in spreads on CMBS collateral and, to a lesser extent, spread increases on other asset-backed and corporate collateral including RMBS in multi-sector CDOs. The Company believes there has been no material credit deterioration in this portfolio and, therefore, the "mark-to-market" is not a good indication of future claims. These derivative contracts have similar terms and conditions to the Company's insurance contracts, and the Company is not required to post collateral to a counterparty, thereby avoiding the liquidity risks more typical of the standard derivative market. MBIA manages its structured credit derivatives portfolio the way it manages its insurance contracts, including the same monitoring process to detect impairment, and would disclose any credit impairment recorded as part of the "mark-to-market" on these positions. Since MBIA insures these contracts to scheduled maturity and has experienced no material credit deterioration, it expects that the current negative "mark-to-market" will be reversed over time.

    Operating Return On Equity

    MBIA's operating return on equity, a non-GAAP measure (which is defined in the attached Explanation of Non-GAAP Financial Measures), was 11.8 percent at September 30, 2007 and 12.6 percent at September 30, 2006.

    Book Value and Adjusted Book Value

    MBIA's book value per share at the end of the first nine months of 2007 decreased to $52.09 from $53.43 at December 31, 2006, which includes a $1.77 impact from the third quarter's "mark-to-market" result from the Company's structured credit derivatives portfolio. Adjusted book value (ABV) per share at September 30, 2007 rose 6 percent to $80.08 from $75.72 at December 31, 2006. ABV is a non-GAAP measure (which is defined in the attached Explanation of Non-GAAP Financial Measures).

    Share Repurchase

    During the third quarter of 2007, on a trade date basis, the Company repurchased approximately 1.0 million shares at an average price of $61.23. Approximately $340 million remains available under the Company's $1 billion share buyback program, which was authorized by the Company's board of directors in February 2007.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EDT. The conference call will consist of brief comments by Mr. C. Edward Chaplin, MBIA Chief Financial Officer, followed by a question and answer session with Mr. Chaplin. The dial-in number for the call is (877) 694-4769 in the U.S. and (973) 582-2849 from outside the U.S.
The conference call code is 9332992. A live broadcast of the conference call will also be accessible via www.mbia.com. A replay of the conference call will be available from 1:00 p.m. on October 25 until 5:00 p.m. on November 8 by dialing (877) 519-4471 in the U.S. or
(973) 341-3080 from outside the U.S. The replay call code is also 9332992. In addition, a recording of the call will be available on MBIA's Web site approximately two hours after the completion of the conference call.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures

    The following are explanations of why MBIA believes that the non-GAAP financial measures typically used in the Company's press releases, which serve to supplement GAAP information, are meaningful to investors.

    Operating Income (Loss) and Operating Income (Loss) Per Share: The Company believes operating income (loss) and operating income (loss) per share are useful measurements of performance because they measure income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange and other non-operating items. Operating income (loss) and operating income (loss) per share are also provided to assist research analysts and investors who use this information in their analysis of the Company.

    Adjusted Direct Premiums (ADP): The Company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since it represents the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.

    Operating Return on Equity (ROE): The Company believes operating return on equity is a useful measurement of performance because it measures return on equity based upon income from operations and shareholders' equity, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, unrealized gains and losses, and non-recurring items. Operating return on equity is also provided to assist research analysts and investors who use this information in their analysis of the Company.

    Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the Company. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.




                      MBIA INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------

                        (dollars in thousands)

                                           September 30, December 31,
                                                2007          2006
                                           ------------- -------------
Assets
------------------------------------------
 Investments:
   Fixed-maturity securities held as
    available-for-sale, at fair value
    (amortized cost $31,325,147 and
    $27,327,315)(2007 includes hybrid
    financial instruments at fair value
    $736,881)                              $  31,316,347 $  27,755,667
   Investments held-to-maturity, at
    amortized cost (fair value $5,646,839
    and $5,187,766)                            5,666,153     5,213,464
   Investment agreement portfolio pledged
    as collateral, at fair value
    (amortized cost $787,595 and $176,179)       785,676       175,834
   Short-term investments, at amortized
    cost (which approximates fair value)       3,552,769     2,960,646
   Other investments                             858,523       971,707
                                           ------------- -------------
     Total investments                        42,179,468    37,077,318

 Cash and cash equivalents                       365,829       269,277
 Accrued investment income                       614,712       526,468
 Deferred acquisition costs                      466,927       449,556
 Prepaid reinsurance premiums                    331,036       363,140
 Reinsurance recoverable on unpaid losses         50,673        46,941
 Goodwill                                         79,406        79,406
 Property and equipment (net of
  accumulated depreciation)                       98,555       105,950
 Receivable for investments sold                 209,164        77,593
 Derivative assets                               749,779       521,278
 Other assets                                    183,457       246,103
                                           ------------- -------------
   Total assets                            $  45,329,006 $  39,763,030
                                           ============= =============

Liabilities and Shareholders' Equity
------------------------------------------
 Liabilities:
   Deferred premium revenue                $   3,117,699 $   3,129,620
   Loss and loss adjustment expense
    reserves                                     545,079       537,037
   Investment agreements                      15,063,102    12,482,976
   Commercial paper                              848,353       745,996
   Medium-term notes (2007 includes hybrid
    financial instruments at fair value
    $371,494)                                 13,643,860    10,951,378
   Variable interest entity floating rate
    notes                                      1,372,470     1,451,928
   Securities sold under agreements to
    repurchase                                   727,613       169,432
   Short-term debt                                13,383        40,898
   Long-term debt                              1,220,736     1,215,289
   Current income taxes                           11,268         6,970
   Deferred income taxes, net                    232,054       476,189
   Deferred fee revenue                           14,496        14,862
   Payable for investments purchased             520,223       319,640
   Derivative liabilities                        922,104       400,318
   Other liabilities                             545,211       616,243
                                           ------------- -------------
     Total liabilities                        38,797,651    32,558,776

 Shareholders' Equity:
   Common stock                                  160,225       158,330
   Additional paid-in capital                  1,639,206     1,533,102
   Retained earnings                           6,640,072     6,399,333
   Accumulated other comprehensive income         54,598       321,293
   Treasury stock                            (1,962,746)   (1,207,804)
                                           ------------- -------------
     Total shareholders' equity                6,531,355     7,204,254

   Total liabilities and shareholders'
    equity                                 $  45,329,006 $  39,763,030
                                           ============= =============





                      MBIA INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------

           (dollars in thousands except per share amounts)

                      Three Months Ended         Nine Months Ended
                         September 30              September 30
                   ------------------------- -------------------------
                       2007         2006         2007         2006
                   ------------ ------------ ------------ ------------

Insurance
 operations
  Revenues:
   Gross premiums
    written           $249,535     $202,178     $714,723     $626,526
   Ceded premiums      (24,459)     (26,461)     (72,353)     (77,532)
                   ------------ ------------ ------------ ------------
      Net premiums
       written         225,076      175,717      642,370      548,994

   Scheduled
    premiums
    earned             185,024      170,112      530,457      506,957
   Refunding
    premiums
    earned              18,169       42,215      103,901      128,005
                   ------------ ------------ ------------ ------------
      Premiums
       earned          203,193      212,327      634,358      634,962

   Net investment
    income             145,458      164,134      437,749      447,886
   Fees and
    reimbursements       4,879       17,046       19,681       29,239
   Net realized
    gains (losses)       6,411        4,195       38,455       12,566
   Net gains
    (losses) on
    financial
    instruments at
    fair value and
    foreign
    exchange          (335,317)      (4,706)    (347,528)       1,356
                   ------------ ------------ ------------ ------------
      Total
       insurance
       revenues         24,624      392,996      782,715    1,126,009

  Expenses:
   Losses and loss
    adjustment          22,203       20,414       63,655       60,835
   Amortization of
    deferred
    acquisition
    costs               16,052       16,774       50,114       50,162
   Operating            30,517       37,344       98,129      109,568
   Interest
    expense             19,514       22,225       61,961       53,929
                   ------------ ------------ ------------ ------------
      Total
       insurance
       expenses         88,286       96,757      273,859      274,494

                   ------------ ------------ ------------ ------------
  Insurance income
   (loss)              (63,662)     296,239      508,856      851,515
                   ------------ ------------ ------------ ------------

Investment
 management
 services
  Revenues             434,872      308,473    1,187,281      860,978
  Net realized
   gains (losses)       (5,973)         361       (1,949)       5,594
  Net gains
   (losses) on
   financial
   instruments at
   fair value and
   foreign
   exchange            (17,407)       5,415      (29,024)       8,723
                   ------------ ------------ ------------ ------------
      Total
       investment
       management
       services
       revenues        411,492      314,249    1,156,308      875,295

  Interest expense     378,787      263,804    1,034,796      730,472
  Expenses              25,425       19,062       70,883       55,113
                   ------------ ------------ ------------ ------------
      Total
       investment
       management
       services
       expenses        404,212      282,866    1,105,679      785,585

                   ------------ ------------ ------------ ------------
  Investment
   management
   services income       7,280       31,383       50,629       89,710
                   ------------ ------------ ------------ ------------

Corporate
  Net investment
   income                  721        2,675       14,450        9,747
  Insurance
   recoveries                -            -        6,400            -
  Net realized
   gains (losses)         (749)         866       (9,244)       2,333
  Net gains
   (losses) on
   financial
   instruments at
   fair value and
   foreign
   exchange                317          297          151          435
  Interest expense      20,186       20,195       60,547       60,496
  Corporate
   expenses              6,544        4,711       23,460       10,379
                   ------------ ------------ ------------ ------------
  Corporate loss       (26,441)     (21,068)     (72,250)     (58,360)
                   ------------ ------------ ------------ ------------

Income (loss) from
 continuing
 operations before
 income taxes          (82,823)     306,554      487,235      882,865

Provision
 (benefit) for
 income taxes          (46,183)      89,981      113,433      248,166
                   ------------ ------------ ------------ ------------

Income (loss) from
 continuing
 operations            (36,640)     216,573      373,802      634,699

  Income (loss)
   from
   discontinued
   operations, net
   of tax                    -        1,374            -        3,604

                   ------------ ------------ ------------ ------------
Net income (loss)     ($36,640)    $217,947     $373,802     $638,303
                   ============ ============ ============ ============

Net income (loss)
 per common share:
  Basic                 ($0.30)       $1.64        $2.93        $4.81
  Diluted               ($0.29)       $1.59        $2.84        $4.67

Weighted-average
 number of common
 shares
 outstanding:
  Basic            123,705,544  132,794,395  127,658,105  132,759,336
  Diluted          127,129,044  136,739,403  131,537,515  136,676,944





                      MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
----------------------------------------------------------------------
(dollars in millions)


                                     Three Months
                                         Ended       Nine Months Ended
                                     September 30      September 30
                                    ---------------  -----------------
                                     2007    2006      2007     2006
                                    ------- -------  --------- -------

Adjusted direct premiums (1)        $514.2  $210.1   $1,234.5  $609.6

    Adjusted assumed premiums          0.0     5.7        0.0     5.7

                                    ------- -------  --------- -------
Adjusted gross premiums              514.2   215.8    1,234.5   615.3

    Present value of estimated
     future installment premiums
     (2)                            (414.9) (157.0)    (943.4) (381.3)

                                    ------- -------  --------- -------
Gross upfront premiums written        99.3    58.8      291.1   234.0

    Gross installment premiums
     written                         150.2   143.4      423.6   392.5

                                    ------- -------  --------- -------
Gross premiums written              $249.5  $202.2     $714.7  $626.5
                                    ======= =======  ========= =======

(1) A non-GAAP measure.
(2) At September 30, 2007, June 30, 2007 and March 31, 2007 the discount rate was 5.13%, 5.13% and 5.10%, respectively, and at September 30, 2006, June 30, 2006 and March 31, 2006 the discount rate was 5.03%, 5.00% and 5.02%, respectively.



Components of Net Income per Share
 (1)
-----------------------------------


                                     Three Months
                                         Ended       Nine Months Ended
                                     September 30      September 30
                                    ---------------- -----------------
                                     2007    2006      2007     2006
                                    ------- -------  --------- -------


Net income (loss)                   ($0.29)  $1.59      $2.84   $4.67

    Income (loss) from discontinued
     operations                       0.00    0.01       0.00    0.03
                                    ------- -------  --------- -------

Net income (loss) from continuing
 operations                          (0.29)   1.58       2.84    4.64

    Net realized gains (losses)       0.00    0.03       0.13    0.10

    Net gains (losses) on financial
     instruments at fair value and
     foreign exchange                (1.80)   0.00      (1.86)   0.05
                                    ------- -------  --------- -------

Operating income (2)                 $1.52   $1.55      $4.57   $4.50
                                    ======= =======  ========= =======

(1) May not add due to rounding.
(2) A non-GAAP measure.




                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
-------------------------------------------------

                             September 30, 2007     December 31, 2006
                           ----------------------  -------------------


Book value                                $52.09               $53.43
After-tax value of:
   Deferred premium
    revenue                  16.16                   15.09
   Prepaid reinsurance
    premiums                 (1.72)                  (1.75)
   Deferred acquisition
    costs                    (2.42)                  (2.17)
                           --------                --------
      Net deferred premium
       revenue                             12.02                11.17
   Present value of
    installment premiums
    (1)                                    13.58                11.13
   Asset/liability
    products adjustment                     5.75                 2.92
   Loss provision (2)                      (3.36)               (2.93)
                                   --------------          -----------
Adjusted book value (3)                   $80.08               $75.72
                                   ==============          ===========


(1) At September 30, 2007 and December 31, 2006 the discount rate was 5.13% and 5.10%, respectively.
(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis:
    (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(3) A non-GAAP measure.


                  CONSOLIDATED INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
----------------------------------------------------------------------
(dollars in millions)

                             September 30, 2007     December 31, 2006
                           ----------------------  -------------------


   Capital and surplus                  $4,190.6             $4,080.7
   Contingency reserve                   2,634.4              2,478.0
                                   --------------          -----------

       Capital base                      6,825.0              6,558.7

   Unearned premium
    reserve                              3,716.2              3,507.2
   Present value of
    installment premiums
    (1)                                  2,618.8              2,309.5
                                   --------------          -----------

       Premium resources                 6,335.0              5,816.7

   Loss and loss
    adjustment expense
    reserves                               165.2                100.6
   Soft capital credit
    facilities                             850.0                850.0
                                   --------------          -----------

       Total claims-paying
        resources                      $14,175.2            $13,326.0
                                   ==============          ===========


   Net debt service
    outstanding                     $1,008,575.3           $939,969.0

   Capital ratio (2)                       148:1                143:1

   Claims-paying ratio (3)                  84:1                 83:1

(1) At September 30, 2007 and December 31, 2006 the discount rate was 5.13% and 5.10%, respectively.
(2) Net debt service outstanding divided by the capital base.
(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.

    CONTACT: MBIA Inc.
             Media:
             Willard Hill, 914-765-3860
             or
             Investor:
             Greg Diamond, 914-765-3190